EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Unitholders
Western Gas Equity Holdings, LLC (as general partner of Western Gas Equity Partners, LP):

We have audited the accompanying balance sheets of Springfield Pipeline LLC (the Company) as of December 31, 2015 and 2014, and the related statements of operations, net investment by Anadarko, and cash flows for each of the years in the three-year period ended December 31, 2015. These financial statements are the responsibility of Western Gas Equity Partners, LP’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Springfield Pipeline LLC as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2015 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Houston, Texas
May 26, 2016

SPRINGFIELD PIPELINE LLC
STATEMENTS OF OPERATIONS

	Year Ended December 31,
thousands	2015 (1)	2014 (1)	2013 (1)
Revenues and other
Gathering, processing and transportation (2)	$190,717	$148,889	$110,092
Natural gas and natural gas liquids sales (2)	—	1,672	—
Other (2)	49	15	4,555
Total revenues and other	190,766	150,576	114,647
Operating expenses
Cost of product (3)	—	4,001	4,524
Operation and maintenance (3)	35,198	37,866	34,212
General and administrative – affiliate	3,211	2,338	3,413
Property and other taxes	2,755	2,823	2,437
Depreciation and amortization	28,448	25,295	23,048
Impairments	1,362	2,041	48,653
Total operating expenses	70,974	74,364	116,287
Gain (loss) on divestiture and other, net	4	(9)	—
Operating income (loss)	119,796	76,203	(1,640)
Income tax (benefit) expense	42,152	27,402	(345)
Net income (loss)	$77,644	$48,801	$(1,295)

(1)	These financial statements reflect Springfield Pipeline LLC’s 50.1% interest in the Springfield system (as defined in Note 1).

(2)
Gathering, processing and transportation includes revenues from affiliates (as defined in Note 1) of $190.7 million, $148.4 million and $109.2 million for the years ended December 31, 2015, 2014 and 2013, respectively. Natural gas and natural gas liquids sales includes revenues from affiliates (as defined in Note 1) of zero for each of the years ended December 31, 2015 and 2013, and $1.7 million for the year ended December 31, 2014. Other includes revenues from affiliates (as defined in Note 1) of $0.1 million for each of the years ended December 31, 2015 and 2014 and $4.6 million for the year ended December 31, 2013.

(3)
Cost of product includes product purchases from affiliates (as defined in Note 1) of zero, $0.1 million and $0.2 million for the years ended December 31, 2015, 2014 and 2013, respectively. Operation and maintenance includes charges from affiliates (as defined in Note 1) of $9.9 million, $9.1 million and $7.6 million for the years ended December 31, 2015, 2014 and 2013, respectively.

See accompanying Notes to Financial Statements.

SPRINGFIELD PIPELINE LLC
BALANCE SHEETS

	December 31,
thousands	2015 (1)	2014 (1)
ASSETS
Current assets
Accounts receivable	$12,336	$13,524
Total current assets	12,336	13,524
Property, plant and equipment
Cost	652,141	621,927
Less accumulated depreciation	83,336	55,515
Net property, plant and equipment	568,805	566,412
Goodwill	29,500	29,500
Total assets	$610,641	$609,436
LIABILITIES AND NET INVESTMENT BY ANADARKO
Current liabilities
Accounts payable	$34,055	$35,684
Accrued liabilities	2,201	6,562
Total current liabilities	36,256	42,246
Deferred income taxes	133,741	124,273
Asset retirement obligations and other	10,046	8,830
Total liabilities	180,043	175,349
Net investment by Anadarko	430,598	434,087
Total liabilities and net investment by Anadarko	$610,641	$609,436

(1)	These financial statements reflect Springfield Pipeline LLC’s 50.1% interest in the Springfield system (as defined in Note 1).

See accompanying Notes to Financial Statements.

SPRINGFIELD PIPELINE LLC
STATEMENTS OF NET INVESTMENT BY ANADARKO

thousands
Balance at December 31, 2012 (1)	$365,332
Net income (loss)	(1,295)
Net contributions from Anadarko	65,439
Balance at December 31, 2013 (1)	$429,476
Net income (loss)	48,801
Net distributions to Anadarko	(44,217)
Net contributions from Anadarko of other assets	27
Balance at December 31, 2014 (1)	$434,087
Net income (loss)	77,644
Net distributions to Anadarko	(81,268)
Net contributions from Anadarko of other assets	135
Balance at December 31, 2015 (1)	$430,598

(1)	These financial statements reflect Springfield Pipeline LLC’s 50.1% interest in the Springfield system (as defined in Note 1).

See accompanying Notes to Financial Statements.

SPRINGFIELD PIPELINE LLC
STATEMENTS OF CASH FLOWS

	Year Ended December 31,
thousands	2015 (1)	2014 (1)	2013 (1)
Cash flows from operating activities
Net income (loss)	$77,644	$48,801	$(1,295)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	28,448	25,295	23,048
Impairments	1,362	2,041	48,653
(Gain) loss on divestiture and other, net	(4)	9	—
Deferred income taxes	9,414	25,357	26,211
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	1,243	8,090	5,007
Increase (decrease) in accounts payable and accrued liabilities	(2,148)	4,182	5,452
Change in other items, net	77	511	1,654
Net cash provided by operating activities	116,036	114,286	108,730
Cash flows from investing activities
Capital expenditures	(35,675)	(82,562)	(170,389)
Proceeds from the sale of assets to affiliates	1,761	402	—
Proceeds from the sale of assets to third parties	61	12,983	—
Net cash used in investing activities	(33,853)	(69,177)	(170,389)
Cash flows from financing activities
Increase (decrease) in outstanding checks	(915)	(928)	(3,780)
Net contributions from (distributions to) Anadarko	(81,268)	(44,217)	65,439
Net cash provided by (used in) financing activities	(82,183)	(45,145)	61,659
Net increase (decrease) in cash and cash equivalents	—	(36)	—
Cash and cash equivalents at beginning of period	—	36	36
Cash and cash equivalents at end of period	$—	$—	$36
Supplemental disclosures
Net distributions to (contributions from) Anadarko of other assets	$(135)	$(27)	$—

(1)	These financial statements reflect Springfield Pipeline LLC’s 50.1% interest in the Springfield system (as defined in Note 1).

See accompanying Notes to Financial Statements.

SPRINGFIELD PIPELINE LLC
NOTES TO FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

On March 14, 2016, Western Gas Partners, LP (“WES”) acquired a 100% interest in Springfield Pipeline LLC (“Springfield”) from Anadarko (as defined below). The “Springfield system” consists of a 241-mile oil gathering system, a 548-mile gas gathering system, 24 compressor stations with centralized delivery points, 260,000 barrels of oil storage capacity and 75,000 barrels per day of stabilization capacity, located in the Eagleford shale area in Dimmit, La Salle, Maverick and Webb counties in South Texas. By virtue of a Construction Ownership and Operation Agreement (the “COO agreement”) entered into in 2011 among Springfield and certain third parties (the “non-operating owners”) in the Eagleford shale, Springfield holds a 50.1% interest in the Springfield system, and the remaining 49.9% interest held by the non-operating owners. These financial statements and related notes present Springfield’s 50.1% share of the Springfield system’s assets, liabilities, revenues and expenses.
For purposes of these financial statements, “WGP” refers to Western Gas Equity Partners, LP and its subsidiaries, including WES, as the context requires. “Anadarko” refers to Anadarko Petroleum Corporation and its subsidiaries, excluding WGP and “affiliates” refers to wholly owned and partially owned subsidiaries of Anadarko, excluding WGP. WGP has no independent operations or material assets other than its partnership interests in WES. The consolidated financial results of WES are included in WGP’s consolidated financial statements due to WGP’s 100% ownership interest in and control of WES’s general partner.
Revenues recognized under the oil and gas gathering agreements with a subsidiary of Anadarko are 100% fee-based. The oil and gas gathering fees are based on a cost-of-service model, and are reviewed on an annual basis and adjusted accordingly. Effective January 1, 2016, these agreements governing the Springfield system were renegotiated. See Note 8.
These financial statements and related notes were prepared in connection with WES’s acquisition of Springfield from Anadarko and for the purpose of complying with the U.S. Securities and Exchange Commission rules and regulations, including but not limited to Regulation S-X, Article 3, General Instructions as to Financial Statements, and Staff Accounting Bulletin Topic 1-B, Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity. These financial statements and related notes incorporate the activities and account balances of Springfield from the historical cost-basis accounts of Anadarko with certain adjustments made to reasonably reflect the stand-alone costs of doing business and may not necessarily be indicative of the actual results of operations that would have occurred if Springfield had been owned separately during the periods reported and are also not indicative of future results of operations. For example, in connection with the closing of the acquisition of Springfield on March 14, 2016, existing agreements between Anadarko and WES also became effective for Springfield. See Note 8. These agreements materially affected how general and administrative expense is charged to Springfield and how those expenses are reflected in these financial statements. In addition, the current federal and state income taxes included in these financial statements represent Springfield’s allocable share of Anadarko’s current federal and state income tax, whereas WGP, and Springfield upon WES’s proportionate consolidation effective March 1, 2016, is generally not subject to federal or state income tax, other than Texas margin tax. Transactions between Springfield and Anadarko have been identified in the financial statements as transactions between affiliates. Management’s adjustments, allocations and related estimates and assumptions are further described in this Note 1, Note 2 and Note 3.
The information furnished herein reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of financial position as of December 31, 2015 and 2014, and for the results of operations, changes in net investment by Anadarko and cash flows for the years ended December 31, 2015, 2014 and 2013.

Recently issued accounting standards. The Financial Accounting Standards Board recently issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers. This ASU supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled to in exchange for those goods or services. Springfield is required to adopt the new standard in the first quarter of 2018 using one of two retrospective application methods. Springfield is continuing to evaluate the provisions of this ASU, and has not determined the impact this standard may have on its financial statements and related disclosures or decided upon the method of adoption.

SPRINGFIELD PIPELINE LLC
NOTES TO FINANCIAL STATEMENTS

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates. In preparing these financial statements in accordance with generally accepted accounting principles in the United States, management makes informed judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses in the financial statements and the notes thereto. Management evaluates its estimates and related assumptions regularly, using historical experience and other methods considered reasonable under the particular circumstances. Changes in facts and circumstances or additional information may result in revised estimates, and actual results may differ from these estimates. Effects on the business, financial position and results of operations resulting from revisions to estimates are recognized when the facts that give rise to the revision become known.

Fair value. The fair-value-measurement standard defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard characterizes inputs used in determining fair value according to a hierarchy that prioritizes those inputs based upon the degree to which they are observable. The three levels of the fair value hierarchy are as follows:

Level 1 – Inputs represent unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (for example, quoted market prices for similar assets or liabilities in active markets or quoted market prices for identical assets or liabilities in markets not considered to be active, inputs other than quoted prices that are observable for the asset or liability, or market-corroborated inputs).

Level 3 – Inputs that are not observable from objective sources, such as management’s internally developed assumptions used in pricing an asset or liability (for example, an estimate of future cash flows used in management’s internally developed present value of future cash flows model that underlies the fair value measurement).

Nonfinancial assets and liabilities initially measured at fair value include certain assets and liabilities acquired in a third-party business combination, assets and liabilities exchanged in non-monetary transactions, long-lived assets (asset groups), goodwill and other intangibles, initial recognition of asset retirement obligations, and initial recognition of environmental obligations assumed in a third-party acquisition. Impairment analyses for long-lived assets, goodwill and other intangibles, and the initial recognition of asset retirement obligations and environmental obligations use Level 3 inputs. When fair value measurements are required and there is not a market-observable price for the asset or liability or a market-observable price for a similar asset or liability, the cost, income, or market valuation approach is used depending on the quality of information available to support management’s assumptions.
The carrying amounts of accounts receivable and accounts payable reported on the balance sheets approximate fair value due to the short-term nature of these items.

Bad-debt reserve. Accounts receivable on the balance sheets are primarily comprised of receivables from third-parties associated with joint-interest-billings. Affiliate accounts receivable were entirely settled through an adjustment to net investment by Anadarko in connection with WES’s acquisition of Springfield. Management analyzes its exposure to bad debts on a customer-by-customer basis for its third-party accounts receivable and may establish credit limits for significant third-party customers. As of December 31, 2015 and 2014, there were no amounts recorded for bad-debt reserves.

Property, plant and equipment. Property, plant and equipment are generally stated at the lower of historical cost less accumulated depreciation or fair value, if impaired. All construction-related direct labor and material costs are capitalized. The cost of renewals and betterments that extend the useful life of property, plant and equipment is also capitalized. The cost of repairs, replacements and major maintenance projects that do not extend the useful life or increase the expected output of property, plant and equipment is expensed as incurred.
Depreciation is computed using the straight-line method based on estimated useful lives and salvage values of assets. However, subsequent events could cause a change in estimates, thereby impacting future depreciation amounts. Uncertainties that may impact these estimates include, but are not limited to, changes in laws and regulations relating to environmental matters, including air and water quality, restoration and abandonment requirements, economic conditions and supply and demand in the area.

SPRINGFIELD PIPELINE LLC
NOTES TO FINANCIAL STATEMENTS

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Management evaluates the ability to recover the carrying amount of its long-lived assets to determine whether its long-lived assets have been impaired. Impairments exist when the carrying amount of an asset exceeds estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. When alternative courses of action to recover the carrying amount of a long-lived asset are under consideration, estimates of future undiscounted cash flows take into account possible outcomes and probabilities of their occurrence. If the carrying amount of the long-lived asset is not recoverable based on the estimated future undiscounted cash flows, the impairment loss is measured as the excess of the asset’s carrying amount over its estimated fair value, such that the asset’s carrying amount is adjusted to its estimated fair value with an offsetting charge to impairment expense.
Impairment expense of $1.4 million and $2.0 million was recognized during the years ended December 31, 2015 and 2014, respectively, and was primarily related to the write-off of various assets under construction. Impairment expense of $48.7 million was recognized during the year ended December 31, 2013, primarily related to a wholly owned gathering system, the “Springfield Tyler gathering system”. This asset was impaired to its estimated fair value of $14.4 million, using the income approach and Level 3 fair value inputs. This impairment was triggered by a reduction in estimated future cash flows caused by downward reserve revisions by producers based on lease expirations and the decision to suspend a drilling program in the area. The Springfield Tyler gathering system was sold to a third party in September of 2014, for net proceeds of $13.0 million, after closing adjustments, resulting in an immaterial net loss, recorded in Gain (loss) on divestiture and other, net in the statements of operations.

Goodwill. Goodwill included in the financial statements represents the allocated portion of Anadarko’s other gathering and processing goodwill attributed to Springfield upon WES’s acquisition. The carrying value of Anadarko’s other gathering and processing goodwill represents the excess of the purchase price of a third-party entity over the estimated fair value of the identifiable assets acquired and liabilities assumed by Anadarko. The goodwill balance in the financial statements does not represent, and in some cases is significantly different than, the difference between the consideration WES paid for its acquisition from Anadarko and the fair value of the net assets on the acquisition date. The balance sheets as of December 31, 2015 and 2014, include goodwill of $29.5 million for each period presented, none of which is deductible for tax purposes.
Goodwill is evaluated for impairment annually, as of October 1, or more often as facts and circumstances warrant. The first step in assessing whether an impairment of goodwill is necessary is a qualitative assessment to determine the likelihood of whether the fair value of the reporting unit to which goodwill has been assigned is less than its carrying amount, including goodwill. If, upon conclusion, it is more likely than not that the fair value of the reporting unit exceeds the related carrying amount, then goodwill is not impaired and further testing is not necessary. If the qualitative assessment indicates the fair value of the reporting unit may be less than its carrying amount, the estimated fair value of the reporting unit to which goodwill is assigned is compared to the carrying amount of the associated net assets, including goodwill, to determine whether an impairment is necessary. Estimating the fair value was not necessary based on the qualitative evaluation performed in 2015 or 2014 and no goodwill impairment has been recognized in these financial statements.

Asset retirement obligations. Liabilities are recognized based on the estimated costs of retiring tangible long-lived assets. The liability is recognized at fair value, measured using discounted expected future cash outflows for the asset retirement obligation when the obligation originates, which generally is when an asset is acquired or constructed. The carrying amount of the associated asset is increased commensurate with the liability recognized. Over time, the discounted liability is adjusted to its expected settlement value through accretion expense, which is reported within depreciation in the statements of operations. Subsequent to the initial recognition, the liability is also adjusted for any changes in the expected value of the retirement obligation (with a corresponding adjustment to property, plant and equipment) until the obligation is settled. Revisions in estimated asset retirement obligations may result from changes in estimated inflation rates, discount rates, asset retirement costs and the estimated timing of settling asset retirement obligations. See Note 6.

SPRINGFIELD PIPELINE LLC
NOTES TO FINANCIAL STATEMENTS

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenues. Under its fee-based cost-of-service gathering agreements, Springfield earned fees for gathering services based on rates calculated in a cost-of-service model and reviewed periodically over the life of the underlying gathering agreements and adjusted accordingly. Producers’ gas is gathered and delivered to pipelines for market delivery. Revenues attributable to these gathering agreements are reported as revenues from gathering in the statements of operations.

Operating expenses. Springfield allocates to each system owner its share of the expenses incurred to run and maintain the Springfield system. These direct operation and maintenance expenses are estimated monthly and are recorded to operation and maintenance expenses on the statements of operations. Refer to Note 3 for a description of general and administrative expense for the years ended December 31, 2015, 2014 and 2013.

Cash. Anadarko provided cash as needed to support Springfield and collected cash from the services provided by Springfield. Consequently, the balance sheets do not include any cash balances. See Note 3 for information on Anadarko’s centralized cash management process. Net cash received from Anadarko is reflected as a contribution from Anadarko on the statements of net investment by Anadarko and cash flows.

Income taxes. Springfield is not subject to income tax as a stand-alone entity. The current federal and state income taxes included in these financial statements represent Springfield’s allocable share of Anadarko’s current federal and state income taxes. Deferred federal and state income taxes are provided on temporary differences between the financial statement carrying amounts of recognized assets and liabilities and their respective tax bases as if tax returns were filed for Springfield as a stand-alone entity. See Note 4.

Subsequent events. For purposes of these financial statements, subsequent events have been evaluated through May 26, 2016, the date the financial statements were available to be issued. See Note 8.

3.  TRANSACTIONS WITH AFFILIATES

Affiliate transactions. Revenues from affiliates include amounts earned through the Springfield system contracts, which, prior to January 1, 2016, were with a subsidiary of Anadarko who contracted with third parties (see Note 8). Additionally, as a result of this contracting structure, for the years ended December 31, 2015, 2014 and 2013, a substantial majority of throughput on the Springfield system is considered affiliate throughput. Operating expense includes affiliate general and administrative expense allocated by Anadarko in the form of a management services fee for services and amounts paid to third parties on behalf of Springfield. Affiliate expenses do not bear a direct relationship to affiliate revenues, and third-party expenses do not bear a direct relationship to third-party revenues.

Cash management. Anadarko operates a cash management system whereby excess cash from most of its subsidiaries’ separate bank accounts is generally swept to centralized accounts. Sales and purchases related to third-party transactions of Springfield were received or paid in cash by Anadarko within its centralized cash management system and were ultimately settled through an adjustment to net investment by Anadarko. Anadarko did not charge interest on intercompany balances for all periods presented, because cash settlement of the intercompany balances was never the intent. The outstanding affiliate balances were entirely settled through an adjustment to net investment by Anadarko in connection with the Partnership’s acquisition of Springfield.

Allocation of costs. For the purpose of these financial statements, a portion of Anadarko’s general and administrative expenses has been allocated and included in general and administrative expenses in the statements of operations in the form of a management services fee. General, administrative and management costs were allocated based on Springfield’s proportionate share of Anadarko’s assets and revenues or other contractual arrangements. Management believes these allocation methodologies are reasonable. The management services fee represents allocable costs, including compensation, benefits, pension and postretirement costs, associated with the provision of services for or on behalf of Springfield by Anadarko related to the following: (i) various business services, including but not limited to, payroll, accounts payable and facilities management; and (ii) various corporate services, including, but not limited to, legal, accounting, treasury, information technology and human resources.

SPRINGFIELD PIPELINE LLC
NOTES TO FINANCIAL STATEMENTS

4.  INCOME TAXES

The components of income tax expense (benefit) for Springfield are as follows:

	Year Ended December 31,
thousands	2015	2014	2013
Current income tax expense (benefit)
Federal income tax expense (benefit)	$31,832	$1,615	$(26,232)
State income tax expense (benefit)	906	430	(324)
Total current income taxes	32,738	2,045	(26,556)
Deferred income tax expense (benefit)
Federal income tax expense (benefit)	9,903	24,749	25,544
State income tax expense (benefit)	(489)	608	667
Total deferred income tax expenses (benefit)	9,414	25,357	26,211
Total income tax expense (benefit)	$42,152	$27,402	$(345)

The following table summarizes the reconciliation of the federal statutory tax rate to the effective tax rate for Springfield:

	Year Ended December 31,
thousands except percentages	2015	2014	2013
Income (loss) before income taxes	$119,796	$76,203	$(1,640)
Statutory tax rate	—%	—%	—%
Tax computed at statutory rate	$—	$—	$—
Adjustments resulting from:
Federal taxes on income attributable to Springfield	41,881	26,728	(568)
State taxes on income attributable to Springfield (net of federal benefit)	271	674	223
Income tax expense (benefit)	$42,152	$27,402	$(345)
Effective tax rate	35%	36%	21%

Springfield reported a loss before income taxes for the year ended December 31, 2013. As a result, items that ordinarily increase or decrease the tax rate will have the opposite effect. The decrease from the 35% federal statutory rate and the applicable state rate was primarily due to limitation of certain deductions under Texas Margin Tax rules that no longer applied after 2013.

The tax effects of temporary differences that give rise to deferred tax liabilities for Springfield are as follows:

	December 31,
thousands	2015	2014
Depreciable property	$(133,741)	$(124,273)
Total deferred income tax liabilities	$(133,741)	$(124,273)

SPRINGFIELD PIPELINE LLC
NOTES TO FINANCIAL STATEMENTS

5.  PROPERTY, PLANT AND EQUIPMENT

A summary of the historical cost of property, plant and equipment is as follows:

		December 31,
thousands	Estimated Useful Life	2015	2014
Land	n/a	$553	$553
Gathering systems	3 to 47 years	640,242	586,477
Assets under construction	n/a	5,167	28,922
Other	3 to 40 years	6,179	5,975
Total property, plant and equipment		652,141	621,927
Accumulated depreciation		83,336	55,515
Net property, plant and equipment		$568,805	$566,412

The cost of property classified as “Assets under construction” is excluded from capitalized costs being depreciated. These amounts represent property that is not yet suitable to be placed into productive service as of the respective balance sheet date. Property, plant and equipment cost, as well as the accrued liabilities balance in the balance sheets, includes $0.8 million and $4.1 million of accrued capital as of December 31, 2015 and 2014, respectively, representing estimated capital expenditures for which invoices had not yet been processed.

6.  ASSET RETIREMENT OBLIGATIONS

The following table provides a summary of changes in asset retirement obligations:

	Year Ended December 31,
thousands	2015	2014
Carrying amount of asset retirement obligations at beginning of year	$9,120	$4,028
Liabilities incurred	369	487
Liabilities settled	(528)	(746)
Accretion expense	438	243
Revisions in estimated liabilities	705	5,108
Carrying amount of asset retirement obligations at end of year	$10,104	$9,120

Revisions in estimated liabilities for the year ended December 31, 2014, are primarily related to changes in the estimated costs associated with the abandonment of pipe and equipment skids, and compressors.

7.  COMMITMENTS AND CONTINGENCIES

Litigation and legal proceedings. From time to time, Springfield is involved in legal, tax, regulatory and other proceedings in various forums regarding performance, contracts and other matters that arise in the ordinary course of business. Management is not aware of any such proceedings for which a final disposition could have a material adverse effect on the results of operations, cash flows or financial position of Springfield as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014 and 2013.

Lease commitments. Rent expense associated with the shared field offices and equipment leases was $15.3 million, $16.5 million and $14.8 million, for the years ended December 31, 2015, 2014 and 2013, respectively.

SPRINGFIELD PIPELINE LLC
NOTES TO FINANCIAL STATEMENTS

8.  SUBSEQUENT EVENT

Oil and gas gathering agreements. In connection with WES’s acquisition, Springfield entered into new oil and gas gathering agreements with affiliates of each of the owners of the Springfield system, including Anadarko, with primary terms extending through 2034. The agreements provide for a commodity fee applied to total volumes gathered that is adjusted annually and is based on a cost-of-service model with a specified rate of return. The agreements also provide for a demand fee that is applied to a monthly minimum volume commitment.

Agreements with Anadarko. Beginning on the closing date of the Springfield acquisition and related transactions, Springfield is subject to the terms and conditions of various new and existing agreements between WES and Anadarko, including the following:

•
the contribution agreement by which WES acquired Springfield, pursuant to which Anadarko agreed to indemnify WES against certain losses resulting from any breach of Anadarko’s representations, warranties, covenants or agreements and for certain other matters;

•
an omnibus agreement that provides for certain indemnities, reimbursement for expenses paid by Anadarko on behalf of WES and compensation to Anadarko for providing WES with certain general and administrative services and insurance coverage;

•
a tax sharing agreement pursuant to which WES will reimburse Anadarko for WES’s share of Texas margin tax borne by Anadarko as a result of the financial results of Springfield being included in a combined or consolidated tax return filed by Anadarko with respect to activity subsequent to March 1, 2016; and

•	other routine agreements with Anadarko, its subsidiaries or affiliates that arise in the ordinary course of business for gathering services and other operational matters.

Change in tax status. WES is generally not subject to federal or state income tax, other than Texas margin tax. As such, the income attributable to the interest in the Springfield system upon WES’s proportionate consolidation effective March 1, 2016, is not subject to federal income tax, thereby eliminating the applicability of entity-level federal income taxation.

Affiliated balances subsequent to acquisition. Prior to March 1, 2016, cash transactions attributable to Springfield were received or paid in cash by Anadarko within its centralized cash management system. In connection with the closing of the contribution agreement associated with the Springfield acquisition, net affiliate receivable and payable balances with Anadarko were settled through an adjustment to net investment by Anadarko. Subsequent to March 1, 2016, WES cash-settles transactions directly with third parties and Anadarko, including transactions attributable to Springfield, and no interest is charged or earned on affiliate balances other than balances associated with loan agreements.